Exhibit 99.1

Acusphere, Inc. Reports Third Quarter Financial Results
and Operating Highlights

Watertown, MA, November 12, 2004 - Acusphere, Inc. (NASDAQ: ACUS) today reported financial results for the quarter ended September 30, 2004 and commented on operational progress.

Financial Results

The Company’s financial results for the quarter ended September 30, 2004, are summarized in the accompanying table and detailed in Acusphere’s Form 10-Q filed today with the U.S. Securities and Exchange Commission.

The Company emerged from development stage for accounting purposes in July 2004 upon the commencement of its collaboration agreement with Nycomed Danmark ApS (“Nycomed”) for European marketing rights to the Company’s lead product candidate, AI-700.  Under this agreement, Nycomed has agreed to provide up to $70 million in license fees, research and development funding, and milestone payments, including $12 million in payments over the first two years. These near-term payments include $4 million in upfront license fees and $8 million in research and development funding payable in eight equal quarterly installments.  The Company is recognizing revenue associated with these near-term payments ratably over a period of forty-two months, representing the estimated period over which such fees are earned.  During the third quarter of 2004, Nycomed paid Acusphere the $4 million upfront license fee and the first of eight consecutive quarterly installments of $1 million for the Company’s research and development efforts.  The Company recognized $0.9 million in revenue from this collaboration and reported $4.1 million of such payments as deferred revenue during the third quarter of 2004.

Operating expenses for the third quarter of 2004 increased compared to the corresponding period in the prior year due to increased research and development costs incurred for the Company’s Phase 3 clinical program for AI-700 and to higher general and administrative expenses associated with business development efforts and the costs associated with operating as a public company. These expected increases were partially offset by lower expenses associated with stock-based compensation. The increase in research and development costs relating to AI-700 reflect increased clinical costs, including site costs, data management costs, monitoring costs and the costs of manufacturing clinical materials. The increase in research and development costs also includes costs associated with increasing our full and part-time personnel and outside consultants.

(more)	Acusphere, Inc.
500 Arsenal Street
Watertown, MA 02472
tel: 617.648.8800
fax: 617.926.3605
www.acusphere.com

As of September 30, 2004, the Company’s balance of cash and cash equivalents totaled $51.0 million. This balance reflects $5.0 million in cash from the Company’s collaboration agreement with Nycomed and net proceeds of $16.5 million from the first closing of its $21.5 million private equity financing announced in August 2004.  During the nine months ended September 30, 2004, the Company spent approximately $6.6 million towards capital purchases, primarily related to its manufacturing operations.

In October 2004, the Company completed the second and final closing of its $21.5 million private financing, resulting in additional net proceeds to the Company of approximately $3.2 million after deducting customary placement fees and other estimated offering related expenses.  The second closing resulted in the issuance of 574,478 shares of common stock at a price of $6.25 per share and warrants to purchase up to an additional 114,895 shares of common stock at an exercise price of $8.50 per share.   Net proceeds from the financing are expected to be used to further fund the development program for AI-700 and for working capital and general corporate purposes.

Operating Progress

The Company reported that it has now enrolled more than 200 patients in its Phase 3 clinical program for AI-700 and is tracking to its goal of cumulatively enrolling 300 patients by the end of 2004 with completion of enrollment scheduled for the second half of 2005. The Company also reported that it continues to move forward with its previously announced build-out of a commercial manufacturing facility for AI-700.

Commenting on the Company’s operations, Sherri C. Oberg, President and Chief Executive Officer, said, “We are pleased to report continued progress in advancing our AI-700 clinical program.   We believe that our recently formed partnership with Nycomed further validates that AI-700 represents an attractive product opportunity.”  Ms. Oberg added, “Surpassing 200 patients enrolled in our AI-700 clinical program, starting construction of a commercial manufacturing facility and completing a $21.5 million private financing are each additional accomplishments of which we are proud.  These recent accomplishments are further evidence of our substantial progress.”

Conference Call Information

Acusphere plans to hold a conference call with investors today, Friday, November 12, 2004, commencing at 11:00 a.m. (Eastern Time). The conference call will include discussion of the Company’s operating results, financing results, including the above described equity financing, and other operational matters, followed by answers to investor questions.  The conference may be heard live via the investor relations section of the Company’s website at www.acusphere.com or by dialing 1-800-901-5213, using the confirmation code: 49167735.  For participants dialing in from outside the U.S. please call 1-617-786-2962 using the same confirmation code, 9167735.  After the conference call, a replay of the call will be made available for 30 days via the Company’s web site and a telephone replay will be available through December 10, 2004 by dialing 1-888-286-8010, or internationally 1-617-801-6888, using the confirmation code: 29490655.

About Acusphere, Inc.

Acusphere (NASDAQ:ACUS) is a specialty pharmaceutical company that develops new drugs and improved formulations of existing drugs using its proprietary microparticle technology.  Acusphere’s three initial product candidates are designed to address large unmet clinical needs within cardiology, oncology and asthma.  These product candidates were created using proprietary technology that enables Acusphere to control the porosity and size of nanoparticles and microparticles in a versatile manner that allows particles to be customized to address the delivery needs of a variety of drugs.  Acusphere’s lead product candidate, AI-700, is a cardiovascular drug in Phase 3 clinical development.  AI-700 is designed to be used in a preferred alternative procedure to the estimated 9.5 million procedures done each year in the U.S. to detect coronary heart disease, the leading cause of death in the United States.  For more information about Acusphere visit the Company’s web site at www.acusphere.com.

Forward-looking Statements

This Release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934.  Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, statements regarding the plans, objectives and future financial performance of Acusphere, such as included statements regarding  the timing of patient enrollment in the AI-700 Phase 3 clinical program, the build-out of a commercial manufacturing facility for AI-700 and the commercial prospects of AI-700, constitute forward-looking statements which involve risks and uncertainties.  The Company’s actual results may differ materially from those anticipated in these forward-looking statements based upon a number of factors, including the risk that the private placement may not be completed in a timely manner if at all, the risk that shareholder approval may not be obtained for the proposed second closing of the private placement, anticipated operating losses, uncertainties associated with research, development, testing and related regulatory approvals, including uncertainties regarding the ultimate outcome of Acusphere’s Phase 3 clinical trials for AI-700, unproven markets, future capital needs and uncertainty of additional financing, competition, uncertainties associated with intellectual property, complex manufacturing, high quality requirements, lack of commercial manufacturing experience, dependence on third-party manufacturers, suppliers and collaborators, lack of sales and marketing experience, loss of key personnel, uncertainties associated with market acceptance and adequacy of reimbursement, technological change and government regulation, and other risks and challenges detailed in the Company’s filings with the U.S. Securities and Exchange Commission, including the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004.  Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this Release.  The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this Release or to reflect the occurrence of unanticipated events.

ACUSPHERE, INC.

FINANCIAL HIGHLIGHTS

— In Thousands (except per share data) —

CONDENSED CONSOLIDATED OPERATING RESULTS

	(Unaudited) Three Months Ended		(Unaudited) Nine Months Ended
	September 30, 2003	September 30, 2004	September 30, 2003	September 30, 2004
Collaboration revenue	$—	$857	$—	$857
Operating expenses:
Research and development	3,377	5,697	9,625	17,312
General and administrative	916	1,358	2,771	4,028
Stock-based compensation	360	243	1,071	702
Total operating expenses	4,653	7,298	13,467	22,042
Interest and other expense (income)	632	(122)	1,724	(323)

Net loss	$(5,285)	$(6,319)	$(15,191)	$(20,862)
Accretion of dividends and offering costs on preferred stock	(1,425)	—	(4,660)	—
Net loss available to common stockholders	$(6,709)	$(6,319)	$(19,851)	$(20,862)

Net loss per common share – basic and diluted	$(3.42)	$(0.39)	$(13.59)	$(1.40)
Weighted-average shares outstanding – basic and diluted	1,964	16,156	1,461	14,917

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION (Unaudited)

	December 31, 2003	September 30, 2004

Cash and short-term investments	$54,562	$51,038
Current assets	55,275	51,861
Total assets	58,924	61,129
Current liabilities	4,344	9,062
Long-term debt	205	1,237
Stockholders’ deficit	54,375	50,831

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Contact: John F. Thero Acusphere, Inc. Sr. Vice President and CFO	Investors: Tel: (617) 925-3444 Email: IR@acusphere.com Media: (617) 648-8800